Exhibit 10(dd)
Form of Agreement for Transaction Incentive Award
(Applicable to certain Corporate direct-reports to CEO)

[Date]

Dear [Name]:
On behalf of the General Electric Company (the “Company”), I am pleased to provide you with this letter agreement (the “Agreement”) setting forth the various terms and conditions of a Transaction Incentive Award (the “TIA” or the “Award”) in which you are eligible to participate. You were selected to receive this Award as your role and personal leadership are viewed as critical to the Company’s ability to successfully navigate through this transitional period (referred to herein as “Revere”). This Agreement will be effective as of the date of your signature below.
Award
As a program participant, you will have the opportunity to earn a one-time Award with a target value of $__________, less applicable deductions and withholdings. You are eligible to earn ____% to ____% of the target value through the successful resolution of Revere based on the assessment of the following performance criteria:
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This Award will be delivered in one payment (The “Payment”) within 60 days after the earlier of December 31, 2024 or the close of the final transaction (the “Payment Date”).
The Award will be earned, subject to you meeting the following terms and conditions:
•Sign and return this letter of agreement within 30 days of the letter date and agree to fully abide by its terms and conditions;
•Remain on active payroll in your current role or other qualifying role (as determined solely by the Company) and maintain fully satisfactory performance through the Payment Date (unless otherwise provided below); and
•Maintain full compliance with the Company’s policies and procedures including, but not limited to, the Employee Innovation and Proprietary Information Agreement, The Spirit and Letter and any other agreement between you and the Company.
Voluntary Resignation, Termination for Cause or Transfer to another GE business
If your employment ends prior to the Payment Date due to your voluntary resignation or termination for Cause (as determined by the Company in its discretion), you will forfeit all rights to the Payment described in this letter.

If you transfer to another GE business unit/ Affiliate1 with approval from GE’s Chairman and Chief Executive Officer, you will remain eligible to receive your full Transaction Incentive Award under this program, which will be paid on the Payment Date.
A termination for “Cause” means:
(a)breach of the Employee Innovation and Proprietary Information Agreement (“EIPIA”) or any other confidentiality, non-solicitation, or non-competition agreement with the Company or its Affiliate or breach of a material term of any other agreement between you and the Company or any Affiliate;
(b)engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Affiliate;
(c)commission of an act of dishonesty, fraud, embezzlement or theft;
(d)conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude; or
(e)failure to comply with The Spirit and Letter.
If you are found, in the Company’s sole discretion, to have engaged in conduct that: (i) occurred after your separation of employment that results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any of its Affiliates, or; (ii) occurred during your employment and would give rise to a termination for Cause, regardless of whether such conduct is discovered before or after the separation of your employment, you shall forfeit your right to the Payment or, if the Payment was already made, you may be required to repay the Payment to the extent such recovery is permitted by law.
The remedy under this paragraph is not exclusive and shall not limit any right of the Company under applicable law including (but not limited to) a remedy under Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or any Company policy adopted with respect to compensation recoupment.
Termination for Other Reasons
If your employment is terminated prior to the Payment Date by reason of death or disability or involuntary termination without Cause (other than a layoff, which is addressed below) you (or your estate, as appropriate) will be entitled to a pro-rated portion of the Transaction Incentive Award (determined based on the number of days employed during the Retention Period) within 60 days of such termination of employment. For this purpose, “disability” shall have the same definition as provided in the long-term disability plan adopted by the Company in which you are eligible to participate.
1 For purposes of this Agreement, an “Affiliate” means any company or business entity under the direct or indirect control of General Electric Company and any company or business entity in which General Electric Company has a 50% or more interest.

If you are laid off prior to the Payment Date, you will be eligible to receive the full Transaction Incentive Award, which will be paid on the Payment Date.
Restrictive Covenants
Non-Solicitation/ No Hire
In consideration for the Transaction Incentive Award, you agree that while you remain employed by the Company or any of its Affiliates, and for one year thereafter, you will not, without prior written approval from the Senior Human Resources Manager of your Corporate function:
a)whether on your own behalf or in conjunction with any other person or third party, directly or indirectly, solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any of its Affiliates (hereinafter “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates;
b)directly hire, or recommend or cause to be hired by an entity for which you work, or with which you are otherwise associated or own more than a 1% ownership interest, any person who is, or was, within one year before or after the date of your separation from employment, a Restricted Person; or
c)provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company or any of its Affiliates, including, but not limited to, recruiters and prospective employers.
The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.
Confidential and Proprietary Information
During your employment with the Company or any of its Affiliates, and for all periods thereafter, you will not breach your EIPIA or otherwise disclose the Company’s confidential, non-public information.
You agree that any breach by you of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, you agree that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. You also agree to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement, as well as repay any payments made hereunder, except to the extent that such reimbursement is prohibited by law.
Release
Your entitlement to the benefits under the Transaction Incentive Award shall also be contingent upon you signing, not revoking, and complying with the terms of a release and waiver of claims

(the “Release”) which may include, among other things and where legally permissible, confidentiality, cooperation, and/or non- disparagement requirements. The release and waiver of claims must be in a form provided by the Company and executed at the end of your employment.
Other Terms
This Agreement does not imply participation in any other agreements, benefits or programs that the Company or any of its Affiliates may offer. The terms and conditions of this Agreement are not an employment contract or a guarantee of employment for any fixed period of time, do not affect your at-will employment status and are subject to local regulatory approvals and requirements where applicable. You understand that you may not assign this Agreement without the Company’s written authorization. The Company, however, may assign this Agreement in its discretion, without your consent.
This Agreement contains the full and complete understanding between you and the Company in relation to this Transaction Incentive Award. You agree that you have not relied on any oral or written statements that are not included in this Agreement, which supersedes all prior agreements and understandings concerning this subject matter. Moreover, you agree that you will not rely on any future statements, whether oral or written, regarding the subject matter contained herein or interpreting this Agreement unless explicitly made by GE’s Chairman & Chief Executive Officer. Any addendum or modifications to the terms and conditions contained in this Agreement must be in writing, must reference this Agreement, and must be signed by an authorized employee or agent of the Company.
This Agreement will be governed by the laws of the State of New York, without regard to its principles of conflicts of law. If any one or more of the provisions of the Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of these provisions is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the maximum extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.
Taxes, Withholding and Offsets
The benefits under the Transaction Incentive Award are taxable and subject to all required withholdings and deductions. You are solely responsible for your own tax liability with respect to the Transaction Incentive Award, without regard to the amount withheld or reported to the Internal Revenue Service. The Company reserves the right to offset the Transaction Incentive Award under this Agreement by any amount owed by you to the Company in satisfaction of such obligation.
This Agreement shall be construed and administered consistently with the intent that payments under this Agreement be exempt from the requirements of Section 409A of the Code (“Section 409A”) and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). To the extent such laws apply, this Agreement shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder. The payment date within the window specified in the Agreement shall be determined by the Company in its sole discretion.

I have read and understood the terms of this Agreement and, by signing below, hereby signify my acceptance of these terms. Please return this signed agreement within 30 days.

By: Company	By: Employee

H. Lawrence Culp, Jr Chairman and Chief Executive Officer	[Name]	Date